news release

Contact Information:
Steve Berry	Erica Mannion
NeoMagic Corporation	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
(408) 988-7020	(212) 766-1800

Neomagic® Corporation Receives NASDAQ Deficiency Notice

Related to Audit Committee and Independent Director Composition

Santa Clara, Calif. - July 11, 2008 - NeoMagic Corporation (Nasdaq: NMGC), a pioneer in developing and delivering low power solutions for multimedia-rich mobile phones and handheld devices, announced today, as anticipated, that the Company received a Nasdaq Staff deficiency letter on July 8, 2008 indicating that the Company no longer complies with the independent director and audit committee composition requirements as set forth in Marketplace Rule 4350, which requires a listed company to have an audit committee of at least three independent members as well as a majority of independent directors on its board of directors. As a result of the resignation of Steve Valenzuela and Dr. Anil Gupta from the board of directors on June 24, 2008 and June 25, 2008, respectively, NeoMagic’s audit committee and board of directors presently has only two independent members. In accordance with Marketplace Rules 4350(c)(1) and 4350(d)(4), Nasdaq has provided the Company a cure period to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or June 24, 2009; or if the next annual shareholders’ meeting is held before December 22, 2008, then the Company must evidence compliance no later than December 22, 2008.

“We have initiated a search for a new independent director and we intend to be fully compliant as soon as practicable,” stated Douglas R. Young, President and CEO of NeoMagic Corporation.

About NeoMagic
NeoMagic Corporation delivers semiconductor chips and software that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, T-DMB and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a broad patent portfolio that covers NeoMagic's proprietary array processing and other technology. Information on the Company may be found at www.neomagic.com.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic and NeoMobileTV are trademarks, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, related to the Company’s intention to be fully compliant as soon as practicable with Nasdaq Marketplace Rule 4350 through the addition of an independent member to the Company’s board of directors. These forward-looking statements reflect current expectations. However, actual events and results could vary significantly based on a variety of factors, including but not limited to the Company’s ability to find a qualified person who is willing to become a member of its board of directors and audit committee and who meets the Nasdaq requirements for an independent director and the additional independence qualifications of an audit committee member. There is no certainty that current or future efforts to secure the addition of an independent member to our board of directors will be successful. Additional risks that could affect the Company’s compliance with Nasdaq requirements or the future operating results of the Company are more fully described in the Company’s most recent annual report on Form 10-K and other filings with the United States Securities and Exchange Commission (SEC), and are available online at http://www.sec.gov. NeoMagic may, from time to time, make additional written or oral forward-looking statements, including statements contained in filings with the SEC and reports to shareholders. NeoMagic does not undertake the obligation to update any forward-looking statements that may be made by or on behalf of the company, except as may be required by law.